Exhibit 99.1

Press Information

FOR IMMEDIATE RELEASE

NASDAQ SYMBOL MXIM

Contact:	John F. Gifford, Chairman,
President and Chief Executive Officer (408) 737-7600

MAXIM ANNOUNCES 6% INCREASE IN 4TH QUARTER

2005 TO 1ST QUARTER 2006 REVENUES, 15% INCREASE

IN BOOKINGS AND A 25% INCREASE IN DIVIDEND

SUNNYVALE, CA–October 27, 2005–Maxim Integrated Products, Inc., (MXIM) reported bookings for its first quarter ended September 24, 2005 of approximately $459 million, a 15% increase from the fourth quarter’s level of $398 million. Turns orders received in the quarter were approximately $208 million, a 22% increase from the $171 million received in the prior quarter. Bookings increased in all geographic locations. First quarter ending backlog shippable within the next 12 months was approximately $330 million, including approximately $296 million requested for shipment in the second quarter of fiscal 2006. The Company’s fourth quarter ending backlog shippable within the next 12 months was approximately $313 million, including approximately $273 million that was requested for shipment in the first quarter of fiscal 2006.

Net revenues were $424.4 million for the first quarter, a 6.0% increase over the $400.4 million reported for the fourth quarter of fiscal 2005. Pro forma net income excluding stock based compensation expense for the quarter was $133.2 million or $0.39 diluted earnings per share and GAAP net income was $105.4 million including stock based compensation or $0.31 diluted earnings per share. This compares to $126.1 million or $0.37 diluted earnings per share reported for the fourth quarter of fiscal 2005.

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During the first quarter of fiscal 2006, the Company adopted FAS 123R. As a result $41.5 million of non-cash stock based compensation expense was recorded in the first quarter. Also because of the provisions of FAS 123R, the Treasury Stock Method for computing fully diluted shares was modified to incorporate stock based compensation, which resulted in an increase of approximately 2.2 million shares in our fully diluted shares, as a result of adding additional Black-Scholes non-cash option expense in the Treasury Stock Method calculation. No additional options, shares or share value contributed to this 2.2 million additional shares.

Pro forma gross margin (excluding stock based compensation expense) for the first quarter was 71.2% and GAAP gross margin was 68.7% including stock based compensation of $10.5 million. This is a decrease from the 72.0% reported for the fourth quarter of fiscal 2005. Pro forma research and development expense (excluding stock based compensation expense) was $90.6 million or 21.3% of net revenues in the first quarter and GAAP research and development expense was $117.1 million or 27.6% of net revenue including stock based compensation of $26.5 million. This compares to $84.9 million or 21.2% of net revenues in the fourth quarter of fiscal 2005. The increase in pro forma research and development expense in the first quarter was due to $5.7 million for hiring of additional engineers and related spending to support the Company’s new product development efforts. Pro forma selling, general and administrative expense (excluding stock based compensation expense) increased from $23.4 million in the fourth quarter or 5.8% of net revenues to $24.3 million in the first quarter or 5.7% of net revenues while GAAP selling, general and administrative expense increased to $28.9 million or 6.8% of net revenue including stock based compensation of $4.5 million.

During the quarter, cash and short-term investments increased $110.4 million after the Company repurchased 1.9 million shares of its common stock for $81.3 million, paid dividends of $32.8 million, and acquired $18.0 million in capital equipment. Accounts receivable increased $20.6 million in the first quarter

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to $212.9 million due to the increase in net revenues. Pro forma inventories (excluding stock based compensation expense) increased $7.8 million compared to $8.3 million in the fourth quarter of fiscal 2005. GAAP reported inventories increased $15.5 million to $183.2 million including the effect of recording $7.7 million of inventory for stock based compensation.

The following table reconciles free cash flow to net income, and it depicts the Company’s free cash flow for the three months ended September 24, 2005 and September 25, 2004.

RECONCILIATION OF FREE CASH FLOW TO NET INCOME

(in millions, except per share data)	For the three months ended 9/24/05	For the three months ended 9/25/04
Net income, as GAAP reported	$105.4	$144.5
Add adjustments to reconcile net income to net cash provided by operating activities:
Stock based compensation	41.5	—
Depreciation, amortization, and other	20.6	18.7
Tax benefit related to stock plans	5.6	23.8
Accounts receivable	(20.6)	(3.3)
Accounts payable	8.4	(3.9)
Inventories	(7.8)	(18.0)
Income taxes payable	19.5	25.5
Other assets and liabilities	3.5	21.0

Total of adjustments	70.7	63.8

Cash generated by operating activities, as reported	176.1	208.3
Adjustments:
Capital expenditures	(18.0)	(66.3)
Additional tax benefit related to stock plans	16.3	—

Free cash flow	$174.4	$142.0

Fully diluted shares, as GAAP reported	345	345
Free cash flow per fully diluted share	$0.51	$0.41

Fully diluted earnings per share, as GAAP reported	$0.31	$0.42

Fully diluted shares, as pro forma reported	343	345
Free cash flow per pro forma diluted share	$0.51	$0.41

Fully diluted pro forma earnings per share	$0.39	$0.42

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Free cash flow should not be construed as a substitute for net income or as a better measure of liquidity than cash flow from operating activities, both of which are determined in accordance with Generally Accepted Accounting Principles in the United States (GAAP). Free cash flow excludes components that are significant in understanding and assessing the Company’s results of operations and cash flows. In addition, free cash flow is not a term defined by GAAP and as a result the Company’s measure of free cash flow might not be comparable to similarly titled measures used by other companies.

Free cash flow is used by management to evaluate, assess, and benchmark the Company’s operating results, and the Company believes that free cash flow is relevant and useful information that is often widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit a comprehensive and objective analysis of the Company’s operating performance, to provide an additional measure of performance and liquidity, and to provide additional information with respect to the Company’s ability to meet future share repurchases, dividend payments, and working capital requirements.

Jack Gifford, Chairman, President, and Chief Executive Officer, commented: “Early signs that our customers’ inventory accumulation of fiscal 2005 had been dissipated by the end of our June quarter were supported by our bookings in Q1. As expected, first quarter bookings were significantly above the fourth quarter’s level as customers started placing orders to meet their current consumption levels.”

Mr. Gifford continued: “Bookings were very broad with most of our end market segments exhibiting healthy increases in orders.”

Mr. Gifford added: “Company GAAP to pro forma result comparisons clearly points out the confusion and distortions caused by introducing non-cash option expenses to profit and share calculations.”

Mr. Gifford concluded: “The Company’s Board of Directors has declared a cash dividend for the second quarter of fiscal 2006 of $0.125 per share, an increase of 25%. Payment will be made on November 29, 2005 to stockholders of record on November 14, 2005.”

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Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainty. They include statements regarding the Company’s profitability and business outlook and the Company’s belief that the early signs of the inventory accumulation of fiscal 2005 had been dissipated by the end of the Company’s June quarter and were supported by the Company’s bookings in the first quarter of fiscal 2006. Actual results could differ materially from those forecasted based upon, among other things, general market conditions and market developments that could adversely affect the growth of the mixed-signal analog market, such as declines in customer forecasts or greater than expected cyclical downturns within the mixed-signal analog segment of the semiconductor market, as well as other risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 25, 2005.

All forward-looking statements included in this news release are made as of the date hereof, based on the information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Maxim Integrated Products is a leading international supplier of quality analog and mixed-signal products for applications that require real world signal processing.

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Reconciliation of GAAP to Pro Forma Consolidated Balance Sheets

	9/24/05 (unaudited)			6/25/05 (unaudited)
(In thousands)	GAAP	Adjustments (1)	Pro Forma	GAAP	Adjustments (2)	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$202,800	$—	$202,800	$185,551	$—	$185,551
Short-term investments	1,382,313	—	1,382,313	1,289,141	—	1,289,141

Total cash, cash equivalents and short-term investments	1,585,113	—	1,585,113	1,474,692	—	1,474,692

Accounts receivable, net	212,949	—	212,949	192,345	—	192,345
Inventories	183,243	(7,729)	175,514	167,779	—	167,779
Deferred tax assets and other current assets	144,281	(13,599)	130,682	138,950	—	138,950

Total current assets	2,125,586	(21,328)	2,104,258	1,973,766	—	1,973,766

Property, plant and equipment, at cost, less accumulated depreciation	999,788	—	999,788	1,001,465	—	1,001,465
Other assets	28,850	—	28,850	28,840	—	28,840

Total assets	$3,154,224	$(21,328)	$3,132,896	$3,004,071	$—	$3,004,071

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,695	$—	$64,695	$56,266	$—	$56,266
Accrued expenses	191,629	(314)	191,315	175,539	—	175,539
Deferred income on shipments to distributors	19,247	—	19,247	20,225	—	20,225
Income taxes payable	52,701	—	52,701	33,173	—	33,173

Total current liabilities	328,272	(314)	327,958	285,203	—	285,203

Deferred tax liabilities	128,196	—	128,196	134,686	—	134,686

Total liabilities	456,468	(314)	456,154	419,889	—	419,889

Stockholders’ equity:
Common stock	178,043	(48,874)	129,169	134,998	—	134,998
Retained earnings	2,528,293	27,860	2,556,153	2,455,714	—	2,455,714
Accumulated other comprehensive loss	(8,580)	—	(8,580)	(6,530)	—	(6,530)

Total stockholders’ equity	2,697,756	(21,014)	2,676,742	2,584,182	—	2,584,182

Total liabilities and stockholders’ equity	$3,154,224	$(21,328)	$3,132,896	$3,004,071	$—	$3,004,071

(1)	Adjustments consist of stock-based compensation and the related tax effect under FAS 123(R).

FAS 123(R) requires the Company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan, and to record a commensurate expense (which is subjective in nature) in the income statement. We are showing pro forma (non-GAAP) consolidated balance sheets, which are adjusted to reflect the GAAP results to exclude all stock-based compensation expense. This pro forma presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the Company has not included stock-based compensation as an expense in its financial statements before and most companies have not yet adopted FAS 123(R). In addition, the Company strongly believes that the pro forma presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance.

(2)	As of June 25, 2005, no stock-based compensation was recorded.

Reconciliation of GAAP to Pro Forma Consolidated Statements of Income

	Three Months Ended 9/24/05 (unaudited)			Three Months Ended 9/25/04 (unaudited)
(In thousands except per share data)	GAAP	Adjustments (1)	Pro Forma	GAAP	Adjustments (2)	Pro Forma
Net revenues	$424,364	$—	$424,364	$435,067	$—	$435,067
Cost of goods sold	132,615	(10,454)	122,161	120,252	—	120,252

Gross margin	291,749	10,454	302,203	314,815	—	314,815
	68.7%		71.2%	72.4%		72.4%

Operating expenses:
Research and development	117,053	(26,478)	90,575	79,097	—	79,097
Selling, general and administrative	28,865	(4,527)	24,338	25,062	—	25,062

Operating income	145,831	41,459	187,290	210,656	—	210,656
	34.4%		44.1%	48.4%		48.4%
Interest income, net	10,967	—	10,967	5,729	—	5,729

Income before provision for income taxes	156,798	41,459	198,257	216,385	—	216,385
Provision for income taxes	51,430	13,599	65,029	71,840	—	71,840

Net income	$105,368	$27,860	$133,228	$144,545	$—	$144,545

Basic earnings per share	$0.32	$0.08	$0.41	$0.45	$—	$0.45

Shares used in the calculation of basic earnings per share	327,959	—	327,959	324,668	—	324,668

Diluted earnings per share	$0.31	$0.08	$0.39	$0.42	$—	$0.42

Shares used in the calculation of diluted earnings per share	344,860	(2,218)	342,642	344,875	—	344,875

Dividends declared per share	$0.10	$—	$0.10	$0.08	$—	$0.08

(1)	Adjustments consist of stock-based compensation, related tax effect, and the impact on the Treasury Stock Method under FAS 123(R).

FAS 123(R) requires the Company to estimate the cost of all forms of employee stock-based compensation, including employee stock options and awards under our employee stock purchase plan, and to record a commensurate expense (which is subjective in nature) in the income statement. We are showing pro forma (non-GAAP) consolidated statements of income, which are adjusted to reflect the GAAP results to exclude all stock-based compensation expense. This pro forma presentation is given in part to enhance the understanding of the Company’s historical financial performance and comparability between periods in light of a change in accounting standards particularly since the Company has not included stock-based compensation as an expense in its financial statements before and most companies have not yet adopted FAS 123(R). In addition, the Company strongly believes that the pro forma presentation to exclude stock-based compensation is relevant and useful information that will be widely used by analysts, investors, and other interested parties in the semiconductor industry. Accordingly, the Company is disclosing this information to permit additional analysis of the Company’s performance.

(2)	For the three months ended September 25, 2004, no stock-based compensation was recorded.

Maxim Integrated Products, Incorporated

Company Profile

NASDAQ Symbol: MXIM	• Founded 1983	• Public since: February 29, 1988

OPERATIONS

Corporate Offices:	120 San Gabriel Drive, Sunnyvale, California 94086

U.S. Sales Offices:	Sunnyvale and Costa Mesa, CA; Wheeling, IL; Roswell, GA; Chelmsford, MA; Austin and Dallas, TX; Beaverton, OR

Foreign Offices:	Munich, Germany; Tokyo, Japan; London, UK; Paris, France; Taipei, Taiwan; Seoul, South Korea; Singapore; Milan, Italy; Beijing, China; Stockholm, Sweden; Zurich, Switzerland; Viborg, Denmark; Helsinki, Finland

PRODUCTS

Maxim designs, develops, manufactures and markets a broad range of linear and mixed-signal integrated circuits for use in a variety of electronic products. Maxim circuits “connect” the real world and the digital world by detecting, measuring, amplifying, and converting real world and communication signals, such as temperature, pressure, sound, voice, or light into the digital signals necessary for computer and DSP processing.

•	Maxim serves approximately 35,000 customers worldwide.

•	Maxim believes it has developed more products than any other analog company in the past 22 years.

•	Maxim is recognized as the leader in CMOS analog and bipolar high-frequency technologies.

•	76% international sales for Q1 FY06.

FINANCIAL HIGHLIGHTS (In thousands, except EPS)

	FY2002	FY2003	FY2004	FY2005	Q1 FY2006
Net Revenues	$1,025,104	$1,153,219	$1,439,263	$1,671,713	$424,364
Net Income	$259,183	$309,601	$419,752	$540,837	$105,368
Shares	355,821	341,253	350,575	342,843	344,860
Diluted EPS	$0.73	$0.91	$1.20	$1.58	$0.31
Cash and Short-Term
Investments	$765,501	$1,164,007	$1,096,613	$1,474,692	$1,585,113
Total Assets	$2,010,812	$2,367,962	$2,549,462	$3,004,071	$3,154,224
Stockholders’ Equity	$1,741,151	$2,070,412	$2,112,318	$2,584,182	$2,697,756
ROE	13.5%	16.2%	20.1%	23.0%	16.0%
Market Cap	$13,391,992	$11,870,840	$18,240,400	$13,319,468	$14,266,862

RESEARCH COVERAGE

A.G. Edwards, Brett Miller (314) 955-2620

Amtech Research, Doug Freedman (415) 490-3921

Banc of America, Sumit Dhanda (415) 913-5481

C.E. Unterberg, Towbin, Ramesh Misra (415) 659-2289

CIBC, Richard Schafer (720) 554-1119

Credit Suisse First Boston, Michael Masdea (415) 836-7779

Deutsche Bank, Ross Seymore (415) 617-3268

FBR, Christopher Caso (212) 381-9217

Global Crown Capital, David Wu (415) 402-0518

Goldman Sachs, Simona Jankowski (415) 249-7437

Investec, Bobby Burleson, (212) 898-7716

JMP Securities, Krishna Shankar (415) 835-8971

JP Morgan, William Lewis (415) 315-6780

Lehman Brothers, Romit Shah (212) 526-786

Merrill Lynch, Joseph Osha (415) 676-3510

Morgan Stanley, Louis Gerhardy (415) 576-2391

Morningstar, Brian Lee (312) 696-6221

Pacific Crest Securities, Michael McConnell (503) 790-7788

Pacific Growth Equities, Jim Liang (415) 274-6889

RBC Capital, Apjit Walia (212) 428-6406

SG Cowen, Jack Romaine (212) 278-4230

Sanford C. Bernstein, Adam Parker (212) 756-4658

Smith Barney, Craig Ellis (415) 951-1887

Thomas Weisel, Eric Gromberg (212) 271-3765

U.S. Bancorp Piper Jaffray, Tore Svanberg (650) 838-1411

UBS, Tom Thornhill (415) 352-5667

Wachovia Securities, Craig Hettenbach (212) 451-2663

William Blair & Company LLC, Jeff Rosenberg (312) 364-8342